Exhibit 99.1

Kymera Therapeutics Announces Key 2021 Goals and Milestones to Support its

Evolution into a Fully Integrated Degrader Medicines Company

Company plans Phase 1 trial initiations across three novel degrader programs by end of 2021

Initiation of the single ascending dose portion of Phase 1 trial of KT-474 in healthy volunteers anticipated in 1Q 2021

Strong financial position to support pipeline execution with opportunities to accelerate growth and broaden clinical indications

Watertown, Mass. (January 12, 2021) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a biopharmaceutical company advancing targeted protein degradation to deliver novel small molecule protein degrader medicines, today announced its research and development goals for 2021 as it transitions into a clinical-stage company.

“This promises to be a transformational year for Kymera, as it marks our planned entry into the clinic for multiple novel therapeutic candidates designed to degrade intractable disease targets. Kymera has made tremendous strides in advancing our platform and science, but that work is in service to a larger mission—to invent and deliver new medicines for the patients who need them most,” said Nello Mainolfi, PhD, Co-Founder, President and CEO, Kymera Therapeutics. “This year, our focus will be demonstrating the clinical potential for our lead programs, expanding our pipeline of innovative therapeutic candidates, advancing our novel E3 ligase-enabled pipeline, and continuing to build toward a fully integrated biotech company. We plan to administer our heterobifunctional degraders for the first time to healthy volunteers, as well as patients with immune-inflammatory diseases and cancer, with a goal of establishing our first proof-of-biology in humans in 2021.”

2021 Pipeline Objectives

Kymera is discovering and developing novel small molecule therapeutics designed to selectively degrade disease-causing proteins by harnessing the body’s own natural protein degradation system, with an initial focus on immune-inflammatory diseases and oncology.

IRAK4 Degrader Program

IRAK4 is a key protein involved in inflammation mediated by the activation of toll-like receptors (TLRs) and IL-1 receptors (IL-1Rs). Aberrant activation of these pathways is the underlying cause of multiple immune-inflammatory conditions. KT-474, a potential first-in-class, highly active and selective, orally bioavailable IRAK4 degrader, is being developed for the treatment of TLR/IL-1R-driven immune-inflammatory diseases with high unmet medical need, such as hidradenitis suppurativa (HS), atopic dermatitis (AD), rheumatoid arthritis, and potentially other indications.

In December 2020, Kymera submitted an Investigational New Drug (IND) application for KT-474 and was recently informed on a call with the U.S. Food and Drug Administration (FDA) Division of Dermatology and Dentistry that, following receipt of official written communication expected in the next week, the Company may initiate dosing of healthy volunteers in the single ascending dose (SAD) portion of its first-in-human Phase 1 randomized, double-blind, placebo-controlled clinical trial in healthy volunteers and patients with HS or AD. This will be the first time that a heterobifunctional small molecule degrader is administered to healthy volunteers. The FDA also informed the Company that the program is on partial clinical hold regarding the multiple ascending dose (MAD) portion of the Phase 1 trial, pending FDA review of interim data in healthy volunteers from the SAD portion of the trial.

The estimated timing of the Company’s expected program milestones remains unchanged:

•	Initiation of SAD portion of Phase 1 trial of KT-474 in healthy volunteers (1Q 2021)

•	Presentation of final Non-Interventional trial results in HS and AD (1H 2021)

•	Initiation of enrollment in MAD portion of Phase 1 trial of KT-474 following FDA clearance, including healthy volunteers and a subsequent cohort of HS and AD patients (2H 2021)

•	Presentation of Phase 1 trial results, including proof-of-biology, of KT-474 in healthy volunteers (4Q 2021)

IRAKIMiD Degrader Program

IRAKIMiDs are novel heterobifunctional degraders designed to degrade both IRAK4 and IMiD substrates, including Ikaros and Aiolos, with a single small molecule. IRAKIMiDs synergistically target both the MYD88-NF-kB/MAP kinase and Type 1 interferon pathways with the potential to enhance and broaden anti-tumor activity. KT-413 is being developed initially for the treatment of MYD88-mutant diffuse large B-cell lymphoma (DLBCL). In preclinical studies, KT-413 has demonstrated what we believe to be a potential first-in-class profile as a targeted therapy for MYD88-mutant DLBCL, including strong single-agent antitumor activity against MYD88-mutant lymphomas in vitro and in mouse xenograft models derived from lymphoma cell lines and patient tumors, which have led to rapid, complete, and sustained tumor regressions.

Expected Milestones:

•	Submission of KT-413 IND application and initiation of Phase 1 clinical trial in relapsed/refractory B cell lymphomas, including MYD88-mutant DLBCL (2H 2021)

•	Presentation of additional KT-413 preclinical data in DLBCL as well as other potential indications (2021)

STAT3 Degrader Program

Kymera is developing selective STAT3 degraders for the treatment of hematological malignancies and solid tumors, as well as autoimmune diseases and fibrosis. STAT3 is a transcription factor activated through a variety of different cytokine and growth factor receptors via Janus kinases (JAKs), as well as through oncogenic fusion proteins and mutations in STAT3 itself. Long considered an undruggable target, STAT3 hyperactivation is prominent in numerous liquid and solid tumors, including clinically aggressive lymphomas. Kymera’s potent and selective STAT3 degraders have demonstrated strong anti-tumor effects in mouse xenograft and syngeneic models of liquid and solid tumors.

Expected Milestones:

•	Nomination of STAT3 development candidate for liquid and solid tumor indications (1H 2021)

•	Presentation of additional preclinical data in liquid and solid tumors (2021)

•	Submission of IND application and initiation of Phase 1 clinical trial (4Q 2021)

Platform and Discovery Programs

Kymera is also actively advancing a broad pipeline of preclinical programs across a wide variety of diseases, both internally and in collaboration with existing partners Vertex Pharmaceuticals and Sanofi. The internal programs continue to be focused on undrugged or inadequately drugged nodes within highly validated pathways in immune-inflammatory and oncology indications. Kymera is also developing a new generation of tissue-selective or -restricted degrader medicines with the goal of drugging an entirely new set of protein targets.

Key Objectives:

•	Continue pipeline expansion by advancing early-stage discovery programs toward IND-enabling studies

•	Further expand the capabilities of Kymera’s Pegasus™ platform to identify the optimal pairing of disease-causing protein targets with E3 ligases to generate novel degrader product candidates

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Leverage Kymera’s E3 Ligase Whole-Body Atlas of over 600 unique E3 ligases to identify previously unliganded E3 ligases, including tissue-restricted or -selective, to unlock new opportunities across broad therapeutic applications

2021 Corporate Objectives

Kymera’s mission is to discover, develop, and commercialize transformative therapies while leading the evolution of targeted protein degradation. The Company’s goal is to become a fully integrated biopharmaceutical company with a pipeline of novel medicines targeting disease-causing proteins that were previously intractable. In 2021, Kymera plans to continue to grow and strengthen its organizational capabilities in order to deliver on the potential of inventing a new class of protein degrader medicines for patients.

Key Objectives:

•	Scale organization with continued growth in key functional areas, including clinical development, manufacturing, drug discovery, preclinical development, and G&A functions to support Kymera’s growth

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Continue to advance existing collaborations, or execute additional strategic partnerships that can contribute complementary capabilities in disease areas both within and outside of Kymera’s core areas of therapeutic focus to further extend the potential impact of protein degrader therapies to even more patients and diseases

•	Continue to foster company culture of transparency, inclusion, communication, problem solving, and innovation

•	Plan to host inaugural Investor Day in mid-2021 to mark Kymera’s five-year anniversary and outline the Company’s vision for the next five years

2020 Year-End Cash

As of December 31, 2020, Kymera had approximately $458 million in cash, cash equivalents, and investments. Kymera expects that its cash, cash equivalents, and investments as of December 31, 2020, excluding any future potential milestones from collaborations, will enable the Company to fund its operational plans into 2025 while the Company continues to identify opportunities to accelerate growth and expand its pipeline, technologies, and clinical indications. This cash estimate is based on information currently available and may differ from the actual cash balance to be included in the Company’s audited financial statements.

J.P. Morgan Healthcare Conference

Kymera will present at the virtual 39th Annual J.P. Morgan Healthcare Conference at 2:00 p.m. ET on Thursday, January 14, 2021. A live webcast of the presentation can be accessed under “Events and Presentations” in the Investors section of the Company’s website at www.kymeratx.com. An archived webcast recording of the presentation will be available on the website for approximately 90 days.

An updated corporate overview presentation is available on the Investors section of the Company’s website at https://investors.kymeratx.com/events-and-presentations.

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About Kymera Therapeutics

Kymera Therapeutics is a biopharmaceutical company focused on a transformative new approach to address previously intractable disease targets. Kymera is advancing the field of targeted protein degradation, accessing the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. Kymera’s Pegasus™ targeted protein degradation platform harnesses the body’s natural protein recycling machinery to degrade disease-causing proteins, with a focus on un-drugged nodes in validated pathways currently inaccessible with conventional therapeutics. Kymera is accelerating drug discovery with an unmatched ability to target and degrade the most intractable of proteins, and advance new treatment options for patients. Kymera’s initial programs target IRAK4, IRAKIMiD, and STAT3 within the IL-1R/TLR or JAK/STAT pathways, providing the opportunity to treat a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors. For more information, visit www.kymeratx.com.

About Pegasus™

Pegasus™ is Kymera Therapeutics’ proprietary protein degradation platform, created by its team of experienced drug hunters to improve the effectiveness of targeted protein degradation and generate a pipeline of novel therapeutics for previously undruggable diseases. The platform consists of informatics-driven target identification, novel E3 ligases, proprietary ternary complex predictive modeling capabilities, and degradation tools.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for 2021 and beyond, including for the IRAK4, IRAKIMiD and STAT3 degrader programs; plans and timelines for the clinical development of its product candidates, including the therapeutic potential and clinical benefits thereof; and expectations regarding its existing collaborations and cash runway. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our current preclinical studies and future clinical trials, supply chain, strategy and future operations; the delay of any current preclinical studies or future clinical trials or the development of Kymera Therapeutics’ drug candidates; the risk that the results of current preclinical studies may not be predictive of future results in connection with future clinical trials; Kymera Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics’ planned interactions with regulatory authorities, including the resolution of the partial clinical hold for KT-474; obtaining, maintaining and protecting its intellectual property; and Kymera Therapeutics’ relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q for the period ended September 30, 2020, filed on November 5, 2020, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics’ subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact:

Paul Cox

VP, Investor Relations and Communications

pcox@kymeratx.com

917-754-0207

Media Contact:

Lissette L. Steele

Verge Scientific Communications for Kymera Therapeutics

lsteele@vergescientific.com

202-930-4762